Exhibit 99.1

CONTACT:	Patrick Fitzgerald
FedEx Media Relations
901-818-7300

TNT Express Operations Disrupted

All Other FedEx Services Operating Normally

MEMPHIS, Tenn., June 28, 2017 — FedEx Corporation (NYSE: FDX) today announced that the worldwide operations of its TNT Express subsidiary have been significantly affected due to the infiltration of an information system virus. While TNT Express operations and communications systems have been disrupted, no data breach is known to have occurred. The operations of all other FedEx companies are unaffected and services are being provided under normal terms and conditions.

Remediation steps and contingency plans are being implemented as quickly as possible. TNT Express domestic country and regional network services are largely operational, but slowed. We are also experiencing delays in TNT Express inter-continental services at this time. We are offering a full range of FedEx Express services as alternatives.

Updates on service availability will be provided periodically as systems are remediated. Customers seeking updated information on service availability should call TNT Express Customer Service or visit TNT Express’s website at tnt.com.

We cannot measure the financial impact of this service disruption at this time, but it could be material.

About FedEx

FedEx Corp. (NYSE: FDX) provides customers and businesses worldwide with a broad portfolio of transportation, e-commerce and business services. With annual revenues of $60 billion, the company offers integrated business applications through operating companies competing collectively and managed collaboratively, under the respected FedEx brand. Consistently ranked among the world’s most admired and trusted employers, FedEx inspires its more than 400,000 team members to remain “absolutely, positively” focused on safety, the highest ethical and professional standards and the needs of their customers and communities. To learn more about how FedEx connects people and possibilities around the world, please visit about.fedex.com.